UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

IDT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

IDT Corporation's (the “Registrant”) subsidiary Interdirect Tel Ltd. has prevailed in its appeal against the Swedish Tax Authority (“STA”), with respect to value added tax (“VAT”) claimed to be owing.  In previous filings with the Securities and Exchange Commission, the Registrant disclosed that the County Administrative Court in Gothenburg, Sweden rejected Interdirect Tel Ltd.’s appeal and upheld the STA’s  imposition of a VAT assessment of approximately SEK 134 million ($18.7 million at May 23, 2012) plus interest for the period from January 2004 through June 2008.  The Registrant also disclosed that if the VAT for these periods was ultimately held payable, it was likely that the STA also would request VAT for subsequent periods. The Registrant previously noted that it had appealed this decision to the Administrative Court of Appeal (the “Court”) in Gothenburg.

On March 27, 2012 the STA retracted from its position and filed a pleading with the Court changing its position and stating that it supported Interdirect Tel Ltd.’s appeal. On May 22, 2012, the Registrant was notified that the Court  granted Interdirect Tel Ltd.’s appeal and thus revoked the STA’s original decision and the County Administrative Court’s judgment to impose VAT and penalties. The judgment clarifies that the Court did not find any reason to deviate from the common view of the parties. The judgment gains legal force if it is not appealed by the STA on or before July 16, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Howard S. Jonas
Name:	Howard S. Jonas
Title:	Chief Executive Officer

Dated: May 24, 2012